Exhibit 23




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 22, 2002 accompanying the consolidated financial statements included in the 2001 Annual Report of SVB Financial Services, Inc. on Form10-KSB for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statement of SVB Financial Services, Inc. Forms S-8 (File No. 333-66131, effect ive on October 26, 1998, File No. 333-66165, effective October 27, 1998, File No. 333-40778, effective July 3, 2000, and File No. 333-40754, effective July 3, 2000, and File No. 333-76948, effective January 18, 2002).





/s/ GRANT THORNTON LLP
----------------------

Philadelphia, Pennsylvania
March 26, 2002